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                                                                   EXHIBIT 23(A)
                               AUDITORS' CONSENT

The Board of Directors
Tenet Healthcare Corporation:

    We consent to the incorporation by reference of our reports dated July 25, 1995 relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1995, and the related schedule, in the Company's Registration Statements on Form S-3 (Nos. 33-39130, 33-39563, 33-40212, 33-45689, 33-57801, 33-57057, 33-55285 and 33-62591), Registration
Statement on Form S-4 (No. 33-57485) and Registration Statements on Form S-8 (Nos. 33-11478, 2-95774, 2-87611, 2-69472, 2-79401, 33-35688, 33-50180, 33-50182
and 33-57375).

                                          KPMG Peat Marwick LLP
Los Angeles, California
December 15, 1995